Exhibit 3.3.2
CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF INCORPORATION
OF
GRIFOLS INSTITUTE INC.
     Pursuant to Section 103(f) of the Delaware General Corporation Law:
     I, the undersigned, being the sole Incorporator of Grifols Institute Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:
     RESOLVED, that in the Certificate of Incorporation of this corporation the name of the corporation was set forth incorrectly and that Article FIRST should be corrected by changing it to read as follows:
FIRST: The name of the corporation is GRIFOLS BIOLOGICALS INC.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5th day of June, 2003

/s/ Lee Schauer

Lee Schauer, Sole Incorporator